Exhibit 4.63

Execution Version

INVESTORS RIGHTS AGREEMENT

by and among

Autohome Inc.,

Telstra Holdings Pty Ltd

and

the Minority Shareholders listed in Schedule A hereto

Dated as of November 4, 2013

Table of Contents

Article		Page

	ARTICLE I

	INTRODUCTORY MATTERS

1.1	Defined Terms	1
1.2	Construction	5
	ARTICLE II

	ACCESS TO INFORMATION

2.1	Books and Records; Access	5
2.2	Information to be Prepared	5
2.3	Information Requested by the Telstra Shareholder Group	6

	ARTICLE III

	REGISTRATION RIGHTS

3.1	Demand Registration	6
3.2	Piggyback Registrations	8
3.3	F-3 Registration	10
3.4	Suspension Periods	11
3.5	Holdback Agreement	12
3.6	Registration Procedures	12
3.7	Registration Expenses	15
3.8	Indemnification	16
	ARTICLE IV

	PRE-EMPTIVE RIGHTS

4.1	Pre-Emptive Rights	18

	ARTICLE V

	PUBLIC ANNOUNCEMENTS

5.1	Approval	20
5.2	Oral statements	20

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	ARTICLE VI

	CONFIDENTIALITY
6.1	Confidentiality	20
6.2	Damages not an adequate remedy	22
6.3	Survival	22

	ARTICLE VII

	COMPLIANCE WITH THE U.S. FOREIGN CORRUPT PRACTICES ACT AND THE U.K. BRIBERY ACT

7.1	FCPA Compliance	22
7.2	U.K. Bribery Act Compliance	22

	ARTICLE VIII

	MISCELLANEOUS

8.1	Termination	23
8.2	Notices	23
8.3	Further Assurances	24
8.4	Amendment; Waiver	24
8.5	Successors and Assigns; Third Party Beneficiaries	24
8.6	Governing Law; Submission to Jurisdiction, Etc.	24
8.7	MUTUAL WAIVER OF JURY TRIAL	25
8.8	Specific Performance	25
8.9	Entire Agreement	25
8.10	Titles and Headings	25
8.11	Severability	25
8.12	Counterparts	26
8.13	Effectiveness	26

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INVESTORS RIGHTS AGREEMENT

INVESTORS RIGHTS AGREEMENT, dated as of November 4, 2013, by and among Telstra Holdings Pty Ltd, a company incorporated in the Commonwealth of Australia (“Telstra”), the holders of the Class A Ordinary Shares of the Company listed on Schedule A hereto (each, a “Minority Shareholder” and collectively, the “Minority Shareholders”) and Autohome Inc., a company organized and existing under the laws of the Cayman Islands (the “Company”) (each a “Party” and collectively the “Parties”).

RECITALS:

WHEREAS, the Parties entered into an Amended and Restated Sequel Shareholders Agreement, dated June 30, 2011 (the “Prior Shareholders Agreement”);

WHEREAS, the Prior Shareholders Agreement will automatically terminate upon the closing of the proposed initial public offering (the “IPO”) of American Depositary Shares (“ADSs”), representing the Class A Ordinary Shares of the Company;

WHEREAS, in connection with, and effective upon, the closing of the IPO (the “Closing Date”), the Parties desire to address herein certain relationships among themselves with respect to corporate governance matters, registration rights, information rights and certain other matters;

NOW, THEREFORE, in consideration of the mutual covenants herein, the Parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“ADSs” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified.

“Affiliate Transferee” has the meaning set forth in Section 8.5.

“Agreement” means this Shareholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Articles” means the Third Amended and Restated Memorandum and Articles of Association of the Company as in effect on the Closing Date, as the same may be amended from time to time.

“Board of Directors” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, holiday or other day on which commercial banks in (i) New York, New York, (ii) Beijing, PRC or (iii) Melbourne, Australia are authorized or required by law to close.

“Class A Ordinary Share” means a class A ordinary share in the capital of the Company, par value of US$0.01 per share.

“Class B Ordinary Share” means a class B ordinary share in the capital of the Company, par value of US$0.01 per share.

“Closing Date” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the preamble.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Demand Registration” has the meaning set forth in Section 3.1(a).

“Demand Request Notice” has the meaning set forth in Section 3.1(b).

“Designated Holder” means each of the Telstra Shareholder Group (including any member thereof), the Minority Shareholders and any Affiliate Transferee.

“Designated Stock Exchange” means The New York Stock Exchange.

“Director” means any member of the Board of Directors.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“F-3 Registration” has the meaning set forth in Section 3.3(a).

“F-3 Request Notice” has the meaning set forth in Section 3.3(b).

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Governmental Authority” means any national, federal, state or local government or any political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group” means the Company and its Subsidiaries and “Group Company” means any one of them.

“HKIAC” has the meaning set forth in Section 8.6(b).

“IPO” has the meaning set forth in the Recitals.

“Issue Notice” has the meaning set forth in Section 4.1.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Maximum Offering Size” has the meaning set forth in Section 3.1(f).

“Member” means a duly registered holder from time to time of the shares in the capital of the Company.

“Minority Shareholder” has the meaning set forth in the preamble.

“New Security” has the meaning set forth in Section 4.1.

“Orchid Shareholder Group” means each of (a) Orchid Asia III, L.P. so long as it is a Member, (b) Orchid Asia Co-Investment Limited so long as it is a Member and (c) any Affiliate of either (a) or (b) that is a Member from time to time, during such time when it is a Member.

“Ordinary Shares” means the ordinary shares of the Company, including the Class A Ordinary Shares and the Class B Ordinary Shares.

“Party” has the meaning set forth in the preamble.

“Permitted Condition” means a bona fide material consent, clearance, approval or permission necessary to enable the relevant person to be able to complete a transfer of Shares under (a) its constitutional documents, (b) the rules or regulations of any stock exchange on which it or its parent company is quoted, or (c) any governmental, statutory or regulatory body in those jurisdictions where that person carries on business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Personnel” has the meaning set forth in Section 7.2(a).

“Piggyback Registration” has the meaning set forth in Section 3.2(a).

“PRC” means the People’s Republic of China.

“Prior Shareholders Agreement” has the meaning set forth in the Recitals.

“Prospectus” means any prospectus filed with the SEC in connection with the offer and sale of any Registrable Shares or Ordinary Shares pursuant to Article III.

“Registrable Shares” means any Ordinary Shares not previously issued to the public and currently held or hereafter acquired by a Designated Holder, and any other securities issued or issuable with respect to such Ordinary Shares by way of a share split, share dividend, recapitalization, exchange or similar event or otherwise. As to any Registrable Shares, such shares shall cease to be Registrable Shares when: (i) a Registration Statement covering such Registrable Shares has been declared effective and such Registrable Shares have been disposed of pursuant to such effective Registration Statement; (ii) such Registrable Shares shall have been sold pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act; (iii) such Registrable Shares are otherwise sold in a private transaction and are no longer held by such Designated Holder; or (iv) such Registrable Shares cease to be outstanding.

“Registration Expenses” has the meaning set forth in Section 3.7(a).

“Registration Statement” means any registration statement filed pursuant to the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations, variable interest entities or other entities controlled by such Person directly or indirectly through one or more intermediaries.

“Suspension Period” has the meaning set forth in Section 3.4(a).

“Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto.

“Taxing Authority” means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax.

“Telstra” has the meaning set forth in the preamble.

“Telstra Affiliate” means any Affiliate of Telstra that is not (a) the Company or (b) any Subsidiary of the Company.

“Telstra Shareholder” means each of (a) Telstra so long as it is a Member and (b) any Telstra Affiliate that is a Member from time to time, during such time when it is a Member.

“UNCITRAL” means the United Nations Commission on International Trade Law.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

ARTICLE II

ACCESS TO INFORMATION

2.1 Books and Records; Access. So long as the Telstra Shareholder Group in the aggregate holds at least 20% of the issued and outstanding shares in the capital of the Company, the Company shall, and shall cause its Subsidiaries, to permit the Telstra Shareholder Group and its respective designated representatives, at their own cost and expense, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of any of the Group Companies and to discuss the affairs, finances and condition of any of the Group Companies with the officers of the Group Companies, as applicable.

2.2 Information to be Prepared. So long as the Telstra Shareholder Group in the aggregate holds at least 20% of the issued and outstanding shares in the capital of the Company, the Company shall prepare the following financial information in accordance with International Financial Reporting Standards, at Telstra’s cost and expense, and deliver such information to the Telstra Shareholder Group:

(a) Within 120 days after the close of each fiscal year, the following financial statements, examined by and certified to by the Company’s external auditors: (i) the audited consolidated balance sheet of the Company as of the close of such fiscal year; (ii) the audited consolidated statement of the Company’s net profits and net losses for such fiscal year; (iii) the audited consolidated statement of the Company’s cash flows for such fiscal year; and (iv) a copy of the register of holders of the Company listing the current owners of Ordinary Shares and the number of Ordinary Shares owned by each Member;

(b) Within the earlier of 45 days after the end of each fiscal quarter or 3 Business Days prior to filing financial statements in relations to the preceding quarter with the SEC or other regulatory body, the unaudited consolidated balance sheet of the Company as of the end of such fiscal quarter and unaudited consolidated statements of income and Company net profits and net losses for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, certified by the Company; and

(c) Within 3 Business Days after the end of each month, the unaudited consolidated management accounts of the Company, including a detailed profit and loss statement, balance sheet and cash flow statement.

2.3 Information Requested by the Telstra Shareholder Group.

(a) The Company shall prepare, or cause to be prepared, the information reasonably requested by the Telstra Shareholder Group as soon as reasonably practicable after receiving a request pursuant to Section 2.3(a), but in any event within the period that allows Telstra’s auditors to comply with Australian financial reporting lodgment dates from time to time, and in accordance with International Financial Reporting Standards.

(b) At Telstra’s discretion, the scope, and basis of preparation, of any audit or review performed pursuant to this Section 2.3 shall be prepared in accordance with International Financial Reporting Standards or such other rules and procedures specified by Telstra.

ARTICLE III

REGISTRATION RIGHTS

3.1 Demand Registration.

(a) Right to Request Registration. Subject to the provisions hereof, Telstra or Orchid Shareholder Group (Telstra and Orchid Shareholder Group collectively, the “Demand Registration Groups”) may at any time commencing 180 days after the date hereof request registration under the Securities Act of all or part of the Registrable Shares owned by any member of the Telstra Shareholder Group or Orchid Shareholder Group separate from an F-3 Registration (a “Demand Registration”); provided, however, that the Company shall not be obligated to effect a Demand Registration if the Telstra Shareholder Group or Orchid Shareholder Group, together with any Minority Shareholders that have requested the opportunity to include Registrable Shares in the Demand Registration pursuant to Section 3.1(b), propose to sell the Registrable Shares at an aggregate price (based on the then-current market prices) to the public of less than US$5,000,000.

(b) Notice to Minority Shareholders. Promptly upon receipt of a request by the Demand Registration Groups pursuant to Section 3.1(a), and in any event no later than five (5) days after receipt of such request from such Demand Registration Group, the Company shall give written notice of such request (a “Demand Request Notice”) to each Minority Shareholder and Affiliate Transferee and offer each Minority Shareholder and Affiliate Transferee the opportunity to register the number of Registrable Shares in the Demand Registration as each such Minority Shareholder and Affiliate Transferee may request in writing to the Company; provided that such written request by the Minority Shareholder or Affiliate Transferee must be made no later than ten (10) days after receipt by such Minority Shareholder or Affiliate Transferee of the Demand Request Notice.

(c) Effective Demand Registration. Subject to the provisions of this Section 3.1 and Sections 3.4 and 3.6 below, the Company shall use reasonable best efforts to: (i) publicly file with the SEC, no more than 45 days after receipt of such Demand Registration Group’s request pursuant to Section 3.1(a), a Registration Statement registering, subject to Section 3.1(f), (x) such number of Registrable Shares as requested by such Demand Registration Group to be so registered pursuant to Section 3.1(a) and (y) such number of Registrable Shares as requested by any Minority Shareholder or Affiliate Transferee to be registered pursuant to Section 3.1(b), and (ii) cause such Registration Statement to be declared effective by the SEC as soon as practicable thereafter.

(d) Number of Demand Registrations. Telstra shall be entitled to request up to three Demand Registrations and Orchid Shareholder Group shall be entitled to request up to two Demand Registrations. The Company shall not count a request for registration as a Demand Registration for purposes of this Section 3.1(d) unless and until the Registration Statement filed with the SEC pursuant to such request has become effective or as otherwise specified in Section 3.1(g).

(e) Underwritten Offerings. Telstra and Orchid Shareholder Group shall be entitled to request an underwritten offering pursuant to a Demand Registration. If Telstra or Orchid Shareholder Group has requested an underwritten offering for a Demand Registration, then Telstra shall have the right to select the managing underwriter or underwriters to administer any such offering; provided, however, that the choice of managing underwriter or underwriters shall be subject to the consent of the Company, which consent shall not be unreasonably withheld.

(f) Priority on Demand Registrations.

(i) Subject to paragraph (ii) below, if the managing underwriters of the Demand Registration advise the Company and the Demand Registration Group that in their opinion the number of Registrable Shares proposed to be included in the Demand Registration exceeds the number of shares which can be sold in such underwritten offering without materially delaying or jeopardizing the success of the offering (including the price per share of the Registrable Shares proposed to be sold in such underwritten offering) (the “Maximum Offering Size”), the Company shall include in such Demand Registration, (1) first, all Registrable Shares that such Demand Registration Group proposes to include, up to the Maximum Offering Size, (2) second, to the extent the number of Registrable Shares included in the Demand Registration under clause (i) is less than the Maximum Offering Size, the number of Registrable Shares requested to be included therein by any Minority Shareholder or Affiliate Transferee, pro rata among all such Minority Shareholders and Affiliate Transferees of the basis of the number of Registrable Shares requested to be included therein, in an aggregate amount not to exceed the Maximum Offering Size less the Registrable Shares included under clause (1); such that the sum of the Registrable Shares proposed under clause (1) plus the number of Registrable Shares proposed to be registered under clause (2) does not exceed the Maximum Offering Size.

(ii) In the event that the Telstra Shareholder Group and the Orchid Shareholder Group exercise their rights to a Demand Registration such that paragraph (i) applies and the Registrable Shares proposed to be included in the Demand Registration by the Demand Registration Group exceed the Maximum Offering Size then (for the purposes of paragraph (i)(1)) the Registrable Shares of each of the Telstra Shareholders Group and the Orchid Shareholder Group to be included in the Demand Registration will be pro rated on the basis of the number of Registrable Shares that the relevant group has proposed as a proportion of the total number of shares that the Demand Registration Group has proposed.

(g) Effective Period of Demand Registrations. The Company shall use reasonable best efforts to keep any Demand Registration continuously effective for a period equal to 180 days from the date on which the Registration Statement is declared effective by the SEC or such shorter period which shall terminate when all of the Registrable Shares covered by such Demand Registration have been sold. If the Company shall withdraw any Demand Registration pursuant to Section 3.4 before the earlier of (i) the date when such 180 days end and (ii) the date when all of the Registrable Shares covered by such Demand Registration have been sold pursuant thereto, such Demand Registration Group shall be entitled to a replacement Demand Registration which shall be subject to all of the provisions of this Agreement; provided, however, the Company shall not count a Demand Registration against the limit on the number of such registrations set forth in Section 3.1(d) if after the applicable Registration Statement has become effective, (i) such Registration Statement or the related offer, sale or distribution of Registrable Shares thereunder becomes the subject of any stop order, injunction or other order or restriction imposed by the SEC or any other Governmental Authority or court for any reason and such interference is not promptly thereafter eliminated so as to permit the completion of the contemplated distribution of Registrable Shares within one year from the date on which the interference was first imposed; or (ii) in the case of an underwritten offering, the conditions specified in the related underwriting agreement, if any, are not satisfied or waived for any reason; provided, further, that any replacement Demand Registration shall not count against the limit set forth in Section 3.1(d).

(h) Basis of Participation by Minority Shareholders and Affiliate Transferees. No Minority Shareholder or Affiliate Transferee may sell Registrable Shares in any offering pursuant to a Demand Registration unless it (a) agrees to sell such Registrable Shares on the same basis provided in the underwriting or other distribution arrangements that apply to the Demand Registration Group and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents required under the terms of such arrangements.

3.2 Piggyback Registrations.

(a) Right to Piggyback. If the Company proposes to register any Ordinary Shares under the Securities Act (other than on a Registration Statement on Form F-4, Form S-4, Form F-8 or Form S-8) at any time until the first date on which there are no Registrable Shares outstanding, whether for its own account or for the account of one or more holders of Ordinary Shares (excluding any Demand Registration pursuant to Section 3.1, which shall be governed exclusively by Section 3.1, and any F-3 Registration pursuant to Section 3.3, which shall be governed exclusively by Section 3.3), and the form of Registration Statement is suitable for the registration of Registrable Shares (a “Piggyback Registration”), the Company shall give written notice to the Designated Holders at least thirty (30) days before the anticipated filing date of its intention to effect such a registration and, subject to Sections 3.2(c) and 3.2(d), shall include in such Registration Statement and in any offering of Ordinary Shares to be made pursuant to that Registration Statement all Registrable Shares that any Designated Holder may request to be included in writing to the Company; provided that such written request by a Designated Holder must be made no later than ten (10) days after receipt by such Designated Holder of the notice. The Company shall have no obligation to proceed with any Piggyback Registration and may abandon, terminate and/or withdraw the Piggyback Registration for any reason at any time prior to the pricing thereof.

(b) Selection of Underwriters. If any Piggyback Registration is a primary or secondary underwritten offering, the Company shall have the right to select the managing underwriter or underwriters to administer any such offering.

(c) Priority on Primary Piggyback Registrations. If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriters advise the Company that in their opinion the number of Ordinary Shares (including any Registrable Shares) proposed to be included in such offering exceeds the Maximum Offering Size, the Company shall include in such Piggyback Registration, (i) first, the number of Ordinary Shares that the Company proposes to sell and (ii) second, to the extent the number of Ordinary Shares included in the Piggyback Registration under clause (i) is less than the Maximum Offering Size, the number of Registrable Shares requested to be included therein by any Designated Holders, pro rata among all such holders on the basis of the number of Registrable Shares requested to be included therein in an aggregate amount not to exceed the Maximum Offering Size less the Ordinary Shares included under clause (i); such that the sum of the Ordinary Shares proposed under clause (i) plus the number of Registrable Shares proposed to be registered under clause (ii) does not exceed the Maximum Offering Size.

(d) Priority on Secondary Piggyback Registrations. If a Piggyback Registration is initiated as a secondary underwritten registration on behalf of the holders of Ordinary Shares (including any Registrable Shares) and the managing underwriters advise the Company that in their opinion the number of Ordinary Shares (including any Registrable Shares) proposed to be included in such Piggyback Registration exceeds the Maximum Offering Size, the Company shall include in such Piggyback Registration, the number of Ordinary Shares requested to be included therein by the holders of Ordinary Shares and the number of Registrable Shares requested to be included therein by the Designated Holders, pro rata among all such holders, such that the aggregate number of Ordinary Shares (including any Registrable Shares) proposed to be registered by the Company and all such holders does not exceed the Maximum Offering Size.

(e) Basis of Participation. No Designated Holder may sell Registrable Shares in any offering pursuant to a Piggyback Registration unless such Designated Holder: (i) agrees to sell such Registrable Shares on the same basis provided in the underwriting or other distribution arrangements approved by the Company and that apply to the Company and/or any holders of Ordinary Shares involved in such Piggyback Registration; and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents required under the terms of such arrangements.

3.3 F-3 Registration.

(a) Right to Request Registration. Subject to the provisions hereof and the eligibility of the Company to use Form F-3, Telstra shall be entitled to request that the Company file a Registration Statement on Form F-3 (or an amendment or supplement to an existing Registration Statement on Form F-3) for a public offering of all or such portion of the Registrable Shares owned and designated by any member of the Telstra Shareholder Group pursuant to Rule 415 promulgated under the Securities Act or otherwise (an “F-3 Registration”); provided, however, that the Company shall not be obligated to effect an F-3 Registration if the Telstra Shareholder Group, together with any Minority Shareholders or Affiliate Transferees that have requested the opportunity to include Registrable Shares in the F-3 Shelf Registration pursuant to Section 3.3(b), propose to sell the Registrable Shares at an aggregate price (based on the then-current market prices) to the public of less than US$5,000,000.

(b) Notice to Minority Shareholders and Affiliate Transferees. Promptly upon receipt of a request by Telstra pursuant to Section 3.3(a), and in any event no later than five (5) days after receipt of such request from Telstra, the Company shall give written notice of such request (an “F-3 Request Notice”) to each Minority Shareholder and Affiliate Transferee and offer each Minority Shareholder and Affiliate Transferee the opportunity to register the number of Registrable Shares in the F-3 Registration as each such Minority Shareholder and Affiliate Transferee may request in writing to the Company; provided that such written request by the Minority Shareholder or Affiliate Transferee must be made no more than ten (10) days after receipt by such Minority Shareholder or Affiliate Transferee of the F-3 Request Notice.

(c) Effective F-3 Registration. Subject to the provisions of this Section 3.3 and Sections 3.4 and 3.6 below, the Company shall use reasonable best efforts (i) to publicly file with the SEC, no more than 45 days after receipt of Telstra’s request pursuant to Section 3.3(a), a Registration Statement on Form F-3 registering, subject to Section 3.3(f), (x) such number of Registrable Shares as requested by the Telstra Shareholder Group to be so registered pursuant to Section 3.3(a), and (y) such number of Registrable Shares as requested by any Minority Shareholder or Affiliate Transferee to be registered pursuant to Section 3.3(b) and (ii) to cause such Registration Statement to be declared effective by the SEC as soon as practicable thereafter. If permitted under the Securities Act, such Registration Statement shall be one that is automatically effective upon filing.

(d) Number of F-3 Registrations. Except as otherwise provided herein, there shall be no limit on the number of times that the Telstra Shareholder Group may request an F-3 Registration. The Company shall not deem any registration requested by the Telstra Shareholder Group pursuant to Section 3.3(a) to be a Demand Registration for purposes of Section 3.1(d).

(e) Underwritten Offerings. Telstra shall be entitled to request an underwritten offering pursuant to an F-3 Registration. If any of the Registrable Shares covered by an F-3 Registration are to be sold in an underwritten offering, Telstra shall have the right to select the managing underwriter or underwriters to administer any such offering.

(f) Priority on F-3 Registration. If the managing underwriters of the requested F-3 Registration advise the Company and the Telstra Shareholder Group that in their opinion the number of Registrable Shares proposed to be included in the F-3 Registration exceeds the Maximum Offering Size, the Company shall include in such F-3 Registration, (i) first, all Registrable Shares that the Telstra Shareholder Group proposes to include, up to the Maximum Offering Size, (ii) second, to the extent the number of Registrable Shares included in the F-3 Registration under clause (i) is less than the Maximum Offering Size, the number of Registrable Shares requested to be included therein by any Minority Shareholder or Affiliate Transferee, pro rata among all such Minority Shareholders and Affiliate Transferees of the basis of the number of Registrable Shares requested to be included therein, in an aggregate amount not to exceed the Maximum Offering Size less the Registrable Shares included under clause (i); such that the sum of the Registrable Shares proposed under clause (i) plus the number of Registrable Shares proposed to be registered under clause (ii) does not exceed the Maximum Offering Size.

(g) Effective Period of F-3 Registrations. The Company shall use reasonable best efforts to keep any F-3 Registration effective until the earlier of (i) the date that all of the Registrable Shares covered by such F-3 Registration have been sold and (ii) the date as of which each of the Designated Holders is permitted to sell its Registrable Securities without registration pursuant to Rule 144 under the Securities Act without volume limitations or other restrictions on transfer thereunder.

(h) Basis of Participation by Minority Shareholders and Affiliate Transferees. No Minority Shareholder or Affiliate Transferees may sell Registrable Shares in any offering pursuant to an F-3 Registration unless it (a) agrees to sell such Registrable Shares on the same basis provided in the underwriting or other distribution arrangements that apply to the Telstra Shareholder and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents required under the terms of such arrangements.

3.4 Suspension Periods.

(a) The Company may (i) delay the filing or effectiveness of a Registration Statement in conjunction with a Demand Registration or an F-3 Registration or (ii) prior to the pricing of any offering of Registrable Shares pursuant to a Demand Registration or an F-3 Registration, delay such offering (and, if it so chooses, withdraw any Registration Statement that has been filed) if the Board of Directors determines in good faith (x) that proceeding with such an offering would require the Company to disclose material information that would not otherwise be required to be disclosed at that time and that the disclosure of such information at that time would not be in the best interests of the Company or its Members or (y) that the registration or offering to be delayed would, if not delayed, materially and adversely affect the Company, taken as a whole, or materially interfere with, or jeopardize the success of, any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction. Any period during which the Company has delayed a filing, an effective date or an offering pursuant to this Section 3.4(a) is herein called a “Suspension Period”.

(b) If pursuant to Section 3.4(a) the Company delays or withdraws a Demand Registration requested by Telstra, then Telstra shall be entitled to withdraw such request and such request shall not count against the limitations on registrations set forth in Section 3.1(d). The Company shall provide prompt written notice to each Designated Holder whose Registrable Shares are included in any registration or offering affected by a Suspension Period of the commencement and termination of any Suspension Period (and any withdrawal of a Registration Statement pursuant to Section 3.4(a)). The Designated Holders shall keep the existence of each Suspension Period confidential and refrain from making offers and sales of Registrable Shares during each Suspension Period. In no event shall: (i) the Company deliver notice of a Suspension Period to the Designated Holders more than three times in any 12-month period or (ii) a Suspension Period or Suspension Periods be in effect for 90 consecutive days or more in any 12-month period.

3.5 Holdback Agreement. The Company agrees not to effect any public sale or distribution of any of its securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registrations on Form F-4 or F-8 or any successor thereto), during the period beginning on the effective date of any Registration Statement in which the Telstra Shareholder Group has requested any of its Registrable Shares to be registered and ending on the earlier of (i) the date on which all Registrable Shares registered on such Registration Statement are sold and (ii) 90 days after the effective date of such Registration Statement (except as part of such registration).

3.6 Registration Procedures.

(a) Whenever any Designated Holder requests that any Registrable Shares be registered pursuant to this Agreement, the Company shall use reasonable best efforts to effect, as soon as practicable, the registration and the sale of such Registrable Shares in accordance with this Agreement, and, pursuant thereto, the Company shall, as soon as practicable:

(i) subject to the other provisions of this Agreement, prepare and file with the SEC a Registration Statement with respect to such Registrable Shares and cause such Registration Statement to become effective (unless it is automatically effective upon filing);

(ii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and to keep such Registration Statement effective for the relevant period required hereunder, and to comply with the applicable requirements of the Securities Act with respect to the disposition of all the Registrable Shares covered by such Registration Statement during such period in accordance with the intended methods of disposition set forth in such Registration Statement;

(iii) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction in the United States;

(iv) deliver, without charge, such number of copies of any Prospectus (including any supplement thereto) as any Designated Holder that has requested any of its Registrable Shares to be registered pursuant to the Registration Statement) may reasonably request in order to facilitate the disposition of the Registrable Shares of such Designated Holder covered by such Registration Statement in conformity with the requirements of the Securities Act;

(v) notify each Designated Holder that has requested any of its Registrable Shares to be registered pursuant to the Registration Statement) and each distributor of such Registrable Shares identified by the Telstra Shareholder Group, at any time when a Prospectus relating thereto would be required under the Securities Act to be delivered by such distributor, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of any such Designated Holder, the Company shall use reasonable best efforts to prepare, as soon as practicable, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Registrable Shares, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vi) in the case of an underwritten offering in which any Designated Holder has requested any of its Registrable Shares to be registered pursuant to a Demand Registration, a Piggyback Registration or an F-3 Registration, and to the extent not prohibited by applicable Law, (A) make reasonably available, for inspection by the managing underwriters of such offering and one attorney and accountant acting for such managing underwriters, pertinent corporate documents and financial and other records of the Group Companies, (B) cause the Company’s officers and employees to supply information reasonably requested by such managing underwriters or attorney in connection with such offering, (C) make the Company’s independent accountants available for any such managing underwriters’ due diligence and have them provide customary comfort letters to such underwriters in connection therewith; and (D) cause the Company’s counsel to furnish customary legal opinions to such underwriters in connection therewith; provided, however, that such records and other information shall be subject to such confidential treatment as is customary for underwriters’ due diligence reviews;

(vii) use reasonable best efforts to cause all such Registrable Shares to be listed on the primary securities exchange (if any) on which securities of the same class issued by the Company are then listed;

(viii) provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such Registration Statement and, a reasonable time before any proposed sale of Registrable Shares pursuant to a Registration Statement, provide the transfer agent with printed certificates for the Registrable Shares to be sold;

(ix) make generally available to the Designated Holders a consolidated earnings statement (which need not be audited) for a period of 12 months beginning after the effective date of the Registration Statement as soon as reasonably practicable after the end of such period, which earnings statement shall satisfy the requirements of an earnings statement under Section 11(a) of the Securities Act and Rule 158 thereunder; and

(x) promptly notify each Designated Holder that has requested any of its Registrable Shares to be registered pursuant to the Registration Statement, and the managing underwriters, if any, of any underwritten offering,:

(A) when any Registration Statement, any pre-effective amendment, any Prospectus (including any supplements thereto) or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

(B) of any request by the SEC for amendments or supplements to any Registration Statement or any Prospectus or for any additional information regarding such Designated Holder; and

(C) of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement.

(b) No Registration Statement (including any amendments thereto) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, and no Prospectus (including any supplements thereto) shall contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, except for any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in reliance on and in conformity with written information furnished to the Company by or on behalf of any Designated Holder or any underwriter or other distributor specifically for use therein.

(c) The Company shall (i) file any reports required to be filed by it under the Exchange Act and (ii) take such further action as any holder of Registrable Shares may reasonably request (including, without limitation, providing any information necessary to comply with Rule 144), all to the extent required from time to time to enable such holders of Registrable Shares to sell Registrable Shares without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 or Regulation S under the Securities Act or (y) any similar rules or regulations hereafter adopted by the SEC. The Company shall, upon the request of any holder of Registrable Shares, deliver to such holder a written statement as to whether it has complied with such requirements.

(d) The Company may require each Designated Holder that has requested any of its Registrable Shares to be registered pursuant to the Registration Statement), and each distributor of Registrable Shares as to which any registration is being effected, to furnish to the Company information regarding such Person and the distribution of such securities as the Company may from time to time reasonably request in connection with such registration.

(e) Each Designated Holder agrees by having its Ordinary Shares treated as Registrable Shares hereunder that, upon being advised in writing by the Company of the occurrence of an event pursuant to Section 3.6(a)(v), each such Designated Holder will immediately discontinue (and direct any other Persons making offers and sales of Registrable Shares to immediately discontinue) offers and sales of Registrable Shares pursuant to any Registration Statement (other than those pursuant to a plan that is in effect prior to such time and that complies with Rule 10b5-1 of the Exchange Act) until it is advised in writing by the Company that the use of the Prospectus included in the Registration Statement may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 3.6(a)(v), and, if so directed by the Company, each Designated Holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the Prospectus covering such Registrable Shares current at the time of receipt of such notice. The Company shall use reasonable best efforts to ensure that the use of the Prospectus may be resumed as promptly as practicable. The Company shall not deem any discontinuance and resumption of the use of the Prospectus pursuant to this Section 3.6(e) to be a Demand Registration for purposes of Section 3.1(d).

(f) The Designated Holders shall not use a free-writing prospectus (as defined in Rule 405 of the Securities Act) to offer or sell any Registrable Shares without the Company’s prior written consent.

(g) In the event that the Company pursues an offering or listing of ADSs in the United States, the Company shall file a Registration Statement on Form F-6 which registers a number of ADSs that is sufficient to allow the Designated Holders to exercise their rights under, and sell their Registrable Shares in the United States in the manner contemplated by, Sections 3.1, 3.2 and 3.3 of this Agreement. In the event that the depositary of ADSs imposes any fees or expenses on any Designated Holder in connection with the deposit by such Designated Holder in exchange for ADSs made by such Designated Holder for any reason, the Company shall pay all such fees and expenses.

3.7 Registration Expenses.

(a) The Company shall bear all expenses incident to the Company’s performance of or compliance with this Article III, including without limitation (i) all registration and filing fees, (ii) fees and expenses of compliance with securities laws, (iii) printing expenses, (iv) fees and disbursements of counsel for the Company, (v) all independent certified public accountants and other Persons retained by the Company and (vi) all “road show” expenses incurred in respect of any underwritten offering, including all costs of travel, lodging and meals (such expenses, the “Registration Expenses”). Each Designated Holder shall bear the cost of all underwriting discounts and commissions associated with any sale of Registrable Shares owned by such Designated Holder and shall pay all of its own costs and expenses, including all fees and expenses of any counsel (and any other advisers) representing such Designated Holder, and any share transfer taxes and duties.

(b) The obligation of the Company to bear the expenses described in Section 3.7(a) shall apply irrespective of whether a registration, once properly demanded or requested, becomes effective or is withdrawn or suspended.

3.8 Indemnification.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each Designated Holder and each Person (if any) who controls such Designated Holder (within the meaning of the Securities Act) against all losses, claims, damages or liabilities, joint or several, to which such Designated Holder or Person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any amendment or supplement thereto, or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any challenge to the compliance, legality or legitimacy of the issuance and sales of the Ordinary Shares, Registrable Shares or the ADSs, the listing and trading of the ADSs on the Designated Stock Exchange or the transactions contemplated by this Agreement, and will reimburse each Designated Holder and any Person who controls such Designated Holder for any legal or other expenses reasonably incurred by such Designated Holder or Person who controls such Designated Holder in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that with respect to clause (i) of this Section 3.8(a), the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Registration Statement, any Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by any Designated Holder or any Person who controls a Designated Holder.

(b) Each of the Designated Holders will severally and not jointly indemnify and hold harmless the Company against any losses, claims, damages or liabilities, joint or several, to which the Company may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any amendment or supplement thereto, or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Registration Statement, any Prospectus, or any amendment or supplement thereto, or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act in reliance upon and in conformity with written information furnished to the Company by such Designated Holder expressly for use therein. The liability of each Designated Holder pursuant to this Section 3.8(b) shall be limited in the aggregate to an amount equal to the aggregate public offering price of the ADSs sold by such Designated Holder in the IPO.

(c) Promptly after receipt by an indemnified Party under Section 3.8(a) or Section 3.8(b) above of notice of the commencement of any action, such indemnified Party shall, if a claim in respect thereof is to be made against an indemnifying Party under such subsection, notify the indemnifying Party in writing of the commencement thereof; but the omission so to notify the indemnifying Party shall not relieve it from any liability which it may have to any indemnified Party otherwise than under such subsection. In case any such action shall be brought against any indemnified Party and it shall notify the indemnifying Party of the commencement thereof, the indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying Party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified Party (which shall not, except with the consent of the indemnified Party, be counsel to the indemnifying Party), and, after notice from the indemnifying Party to such indemnified Party of its election so to assume the defense thereof, the indemnifying Party shall not be liable to such indemnified Party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified Party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying Party shall, without the written consent of the indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified Party.

(d) The indemnification provided for under this Section 3.8 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Party or any officer, director or controlling Person of such indemnified Party and shall survive the transfer of securities and the first date on which there are no Registrable Shares outstanding, but only with respect to offers and sales of Registrable Shares made before the first date on which no Registrable Shares are outstanding.

(e) If the indemnification provided for in or pursuant to this Section 3.8 is unavailable to or insufficient to hold harmless an indemnified Party under Section 3.8(a) or Section 3.8(b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying Party shall contribute to the amount paid or payable by such indemnified Party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying Party, on the one hand, and of the indemnified Party, on the other hand, in connection with the statements or omissions which result in such losses, claims, damages or liabilities. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying Party, on the one hand, or by the indemnified Party, on the other hand, and by such Party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of the indemnifying Party be greater in amount than the amount for which such indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 3.8(a) or 3.8(b) hereof had been available under the circumstances.

3.9 Termination. Notwithstanding anything to the contrary in this Agreement, the Company’s obligations under Article III with respect to any Designated Holder shall automatically terminate, if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by such Designated Holder may then be sold without registration and without regard to any volume limitation requirement pursuant to Rule 144 promulgated under the Securities Act; the Company’s obligations under Article III with respect to Orchid Shareholder Group shall automatically terminate if Orchid Shareholder Group beneficially owns in the aggregate less than 5% of the issued and outstanding shares in the capital of the Company; and the Company’s obligations under Article III with respect to Telstra Shareholder Group shall automatically terminate, if Telstra Shareholder Group beneficially owns in the aggregate less than 5% of the issued and outstanding shares in the capital of the Company.

ARTICLE IV

PRE-EMPTIVE RIGHTS

4.1 Pre-Emptive Rights.

(a) For so long as Telstra Shareholder Group beneficially owns any Class B Ordinary Shares or Orchid Shareholder Group beneficially owns in the aggregate at least 5% of the issued and outstanding shares in the capital of the Company, at any time the Company proposes to issue any Ordinary Shares, or securities convertible into or exercisable or exchangeable for Ordinary Shares of the Company other than (i) pursuant to any present or future employee, director or consultant benefit plans or programs of the Company that has been duly approved by the shareholders of the Company and the issuance of any Ordinary Shares issuable upon exercise of such equity awards under any such plans, (ii) the issuance of Class A Ordinary Shares upon conversion of the Class B Ordinary Shares, or (iii) upon a stock split, stock dividend or any subdivision of the Ordinary Shares (the “New Securities”), the Company shall notify the Telstra Shareholder Group and the Orchid Shareholder Group (collectively, the “Pre-emptive Shareholders” and individually, the “Pre-emptive Shareholder”) in writing of such proposal (an “Issue Notice”). The Issue Notice shall specify the number and type of New Securities to be offered by the Company and the material terms of the proposed offer (including the proposed price or range of prices per New Security and other material conditions), as well as a statement that the pre-emptive rights are available to Telstra Shareholder Group. Such Issue Notice should be provided to the Pre-emptive Shareholders prior to any filing with any regulatory authority or any public disclosure.

(b) The Pre-emptive Shareholders shall have the right to purchase such number of New Securities at such Pre-emptive Shareholder’s election, so as to enable such Pre-emptive Shareholder to beneficially hold, after the issuance of the New Securities which are the subject to the Issue Notice, a pro rata portion of the New Securities equal to the percentage of the issued and outstanding share capital of the Company then beneficially owned by such Pre-emptive Shareholder prior to the issuance of the New Securities, upon the same terms and conditions set forth in the Issue Notice, by giving written notice to the Company of the exercise of this right within twenty (20) Business Days of such Pre-emptive Shareholder’s receipt of the Issue Notice. If such notice is not given by a Pre-emptive Shareholder within such twenty (20) Business Days thereof, such Pre-emptive Shareholder shall be deemed to have elected not to exercise their rights under this Section 4.1 with respect to the issuance described in that specific Issue Notice.

(c) If the Pre-emptive Shareholders exercises their rights provided in this Section 4.1, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place (X) in the case of any public offering or a Rule 144A offering, concurrently with the closing of such offering, or (Y) in the case of any other private offering, concurrently with the closing of such private offering, provided that the closing of such private offering should occur no sooner than ten (10) Business Days after such Pre-emptive Shareholder giving notice of such exercise. The Company and such Pre-emptive Shareholder exercising their rights under Section 4.1 will use commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any Law necessary in connection with the offer, sale and purchase of, such New Securities.

(d) In the event that the Pre-emptive Shareholders fails to exercise their right provided in this Section 4.1 within such twenty (20) Business Day period, or in the event that such Pre-emptive Shareholder fails to consummate its transaction within the requisite period set forth in subsection (c) above, the Company shall thereafter be entitled to issue and sell within ninety (90) Business Days the New Securities not elected to be purchased pursuant to this Section 4.1 by such Pre-emptive Shareholder at a price no less than that offered to the Pre-emptive Shareholders, and otherwise upon terms and conditions no more favorable to any third-party purchasers of such securities than were specified in the Issue Notice. Notwithstanding the foregoing, if such issuance or sale is subject to the receipt of any regulatory or shareholder approval or consent or the expiration of any waiting period, the time period during which such issuance or sale may be consummated shall be extended until the expiration of ten (10) Business Days after all such approvals or consents have been obtained or waiting periods expired. In the event the Company has not issued and sold the New Securities within such ninety (90) Business Day period (as such period may be extended in the manner described in the preceding sentence), the Company shall not thereafter offer, issue or sell such or any other New Securities without first offering such securities to the Pre-emptive Shareholders in the manner provided in this Section 4.1 .

(e) In the case of the offering of New Securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

ARTICLE V

PUBLIC ANNOUNCEMENTS

5.1 Approval. None of the Parties may make any public announcement or issue any circular relating to the subject matter of this Agreement without the prior written approval of all of the other Parties. This restriction does not affect any announcement or circular required by law or any regulatory body or the rules of any recognized stock exchange; provided, however, that the Party with an obligation to make an announcement or issue a circular shall consult with the other Parties so far as is reasonably practicable before complying with such obligation.

5.2 Oral statements. The Parties agree that any oral statements made or replies to questions given by any Party relating to the Company or this Agreement shall be consistent with any public announcements or circulars made in accordance with Section 5.1.

ARTICLE VI

CONFIDENTIALITY

6.1 Confidentiality.

(a) Subject to Sections 5.1 and 6.1(b):

(i) each of the Parties shall treat as strictly confidential and not disclose or use any documents, materials and other information, in whatever form, whether technical or commercial, received or obtained by it prior to entering into this Agreement or as a result of entering into this Agreement, in each case which relates to:

(A) the provisions of this Agreement and any agreement entered into in relation to this Agreement; or

(B) the negotiations relating to this Agreement (and any other agreements entered into in relation to this Agreement);

(ii) each Party shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of any other Party or any member of their group;

(iii) each Party shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Company.

(b) Section 6.1(a) shall not prohibit disclosure or use of any information if and to the extent:

(i) the disclosure or use is required by law, any regulatory body or any recognized stock exchange on which the shares of any Party or Telstra Corporation Limited are listed;

(ii) the disclosure or use is required to vest the full benefit of this Agreement in any Party;

(iii) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Taxing Authority in connection with the Tax affairs of the disclosing Party;

(iv) the disclosure is made to professional advisers or actual or potential financiers of any Party on a need to know basis and on terms that these professional advisers or actual or potential financiers undertake to comply with the provisions of Section 6.1(a) in respect of such information as if they were a party to this Agreement;

(v) the information is or becomes publicly available (other than by breach of this Agreement);

(vi) the disclosure is made on a confidential basis to potential purchasers of all or part of any Party or to their professional advisers or financiers; provided that any of these persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase;

(vii) the other Party has given prior written approval, such approval not to be unreasonably withheld or delayed, to the disclosure or use (including without limitation disclosure or use for the purposes of publicizing the transactions the subject of this Agreement or any other document drafted in connection with the IPO);

(viii) the information is independently developed after the Closing Date; or

(ix) the disclosure or use is a disclosure by Telstra to any of its Affiliates, is on a need to know basis and Telstra uses reasonable endeavors to ensure that the relevant Affiliate is aware of and complies with the confidentiality obligations set out in this Article VI;

provided that prior to disclosure or use of any information pursuant to Section 6.1(b)(i), (ii) or (iii), the Party concerned shall promptly notify the other Parties of these requirements with a view to providing the other Parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

(c) A recipient of confidential information may disclose such confidential information to its shareholders, employees, directors, representatives and agents only to the extent reasonably necessary for the achievement of the objectives of this Agreement and the other documents drafted in connection with the IPO. A recipient of information shall ensure that its relevant shareholders, employees, directors, representatives and agents are aware of and comply with the confidentiality obligations set out in this Article VI.

6.2 Damages not an adequate remedy. Without prejudice to any other rights or remedies which a Party may have, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Article VI and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of this provision and no proof of special damages shall be necessary for the enforcement of the rights under this Article VI.

6.3 Survival.

(a) The disclosing Party shall remain responsible for any breach of this Article VII by the person to whom that confidential information is disclosed.

(b) The provisions of this Article VI shall survive the termination of this Agreement for whatever cause.

ARTICLE VII

COMPLIANCE WITH THE U.S. FOREIGN CORRUPT PRACTICES ACT AND THE U.K. BRIBERY ACT

7.1 FCPA Compliance. The Company shall at all times comply with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and shall establish, institute and maintain policies and procedures to ensure that:

(a) no agent, employee or Affiliate of it or any of its Subsidiaries takes any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any law, rule or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, or any other law, rule or regulation of similar purpose and scope, including, without limitation, making use of the U.S. mails or any means or instrumentality of interstate commerce in furtherance of an unlawful offer, payment, promise to pay or authorization of the unlawful payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” or any foreign political party or official thereof of any candidate for any foreign office or any candidate for foreign political office, in contravention of the FCPA; and

(b) it and each of its Subsidiaries at all times keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are properly authorized and recorded.

7.2 U.K. Bribery Act Compliance.

(a) The Company shall at all times comply with the U.K. Bribery Act and shall establish, implement and maintain adequate policies and procedures against bribery, corruption, and the making of corrupt or improper payments, and train all of its directors, officers, employees, representatives, subcontractors and agents (together, “Personnel”) in a manner reasonably designed to ensure compliance with such policies and procedures.

(b) The Company shall monitor its Personnel acting for or on behalf of the Company to ensure compliance by such Personnel with the U.K. Bribery Act.

ARTICLE VIII

MISCELLANEOUS

8.1 Termination. Except as otherwise provided in this Agreement, this Agreement shall continue in full force and effect until the earlier of the date: (i) each Party agrees in writing to terminate this Agreement; and (ii) the Telstra Shareholder Group in the aggregate hold less than 5% of the issued shares in the capital of the Company.

8.2 Notices. Any notice, request, instruction or other document to be given hereunder by any Party hereto to another Party hereto shall be in writing, shall be and shall be deemed given (a) at the time of delivery, if delivered by hand, registered mail or courier and (b) at the time of transmission in legible form, if delivered by fax, in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by notice from such Party):

if to the Company:

Autohome Inc.

10th Floor, Tower B, CEC Plaza

3 Dan Ling Street

Haidan District, Beijing 100080

The People’s Republic of China

Attn: Chief Financial Officer

Fax: +86 10 5985 7387

if to Telstra Holdings Pty Ltd (or the Telstra Shareholder Group or any member thereof):

Telstra International Group

43/F One Island East

18 Westlands Road

Quarry Bay, Hong Kong

Attn: General Counsel, Telstra International Group

Fax: +852 2111 1445

with a copy to:

Robert Chu

Sullivan & Cromwell

Level 32, 101 Collins Street

Melbourne, Victoria 3000

Australia

Fax: +61 3 9635 1531

if to any of the other Parties:

to the addresses provided in Schedule A.

8.3 Further Assurances. The Parties hereto will use their best efforts to sign such further documents, cause such meetings to be held, cause such resolutions to be passed, exercise their votes and do and perform and cause to be done such further acts and things as may be necessary, including amending the Articles, in order to give full effect to this Agreement and every provision hereof.

8.4 Amendment; Waiver. This Agreement may be amended, supplemented, restated or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any covenants or agreements contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

8.5 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. No Party shall assign all or any part of this Agreement without the prior written consent of all other Parties, except that Telstra and each Minority Shareholder may assign any of their rights and obligations under this Agreement to any of their respective Affiliates (other than the Company or any of its Subsidiaries) without the prior written consent of the other Parties, and any such transferee (each, an “Affiliate Transferee”) shall, concurrently with the effectiveness of such transfer, become a party to this Agreement. Except as otherwise provided therein, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

8.6 Compliance with Law. Nothing in this Agreement shall obligate, or to be interpreted or construed to obligate, any party to violate any current and future applicable Law, including applicable securities laws and exchange rules. To the extent that any provisions, paragraphs or clauses impose such obligations, all such provisions, paragraphs or clauses shall automatically become void.

8.7 Governing Law; Submission to Jurisdiction, Etc.

(a) This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

(b) Each of the Parties hereto agrees all disputes arising among the Parties in connection with this Agreement, or the breach, termination, interpretation or validity thereof, shall be finally settled by the Hong Kong International Arbitration Centre (the “HKIAC”) pursuant to UNCITRAL rules with the Company, on the one hand, being entitled to designate one arbitrator, and with Telstra, on the other hand, being entitled to designate one arbitrator, while the third arbitrator will be selected by agreement between the two designated arbitrators or, failing such agreement, within 10 calendar days of initial consultation between the two arbitrators, by the HKIAC pursuant to its arbitration rules. If any Party fails to designate its arbitrator within 20 calendar days after the designation of the first of the three arbitrators, the HKIAC shall have the authority to designate any person whose interests are neutral to the Parties as the second of the three arbitrators. The arbitration shall be conducted in English. To the extent consistent with UNCITRAL rules, each of the parties hereto shall cooperate with the others in provision of information during any discovery process relating to arbitrations in connection with this Agreement. The Parties hereto further agree that, to the extent consistent with UNCITRAL rules, the Parties shall be entitled to seek temporary and permanent injunctive relief from the arbitrators without the necessity of proving actual damages and without posting a bond or other security.

(c) Each of the Parties hereto agrees that notice may be served upon such Party at the address and in the manner set forth for such Party in Section 8.2.

8.8 MUTUAL WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

8.9 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the non-breaching Party would be irreparably harmed and could not be made whole by monetary damages. Each Party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

8.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

8.11 Titles and Headings. The section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

8.12 Severability. If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Law.

8.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

8.14 Effectiveness. This Agreement shall become effective upon the Closing Date and prior thereto shall be of no force or effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

AUTOHOME INC.

By:	/s/ James Zhi Qin
	Name:	James Zhi Qin
	Title:	Director and Chief Executive Officer

[Signature pages to the Investors Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

TELSTRA HOLDINGS PTY LTD

By:	/s/ Tim Chen
Name: Tim Chen
Title: Director

[Signature pages to the Investors Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

ORCHID ASIA III, L.P.

By:	/s/ Gabriel Li
	Name:	Gabriel Li
	Title:	Authorized Representative

ORCHID ASIA CO-INVESTMENT LIMITED

By:	/s/ Gabriel Li
	Name:	Gabriel Li
	Title:	Authorized Representative

[Signature pages to the Investors Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

AUTOLEE LTD.

By:	/s/ Xiang Li
	Name:	Xiang Li
	Title:	Director

[Signature pages to the Investors Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

RIGHT BRAIN LIMITED

By:	/s/ James Zhi Qin
	Name:	James Zhi Qin
	Title:	Director

[Signature pages to the Investors Rights Agreement]

SCHEDULE A

Minority Shareholders

Name of Transferee	Address

Auto Lee Ltd. Company Number: 1631853	Drake Chambers, P.O.Box 3321 Road Town Tortola, British Virgin Islands.

Orchid Asia III, LP Company Number: WK-15165	P.O. Box 908GT Grand Cayman Cayman Islands

Orchid Asia Co-Investment Limited Company Number: 686885	P.O. Box 957 Offshore Incorporations Centre Road Town, Tortola British Virgin Islands

Right Brain Limited Company Number: 1655416	Drake Chambers, P.O.Box 3321 Road Town, Tortola British Virgin Islands.